Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NR HOLDINGS, INC.

Pursuant to Sections 103 and 241 of the
Delaware General Corporation Law

          The following action permitted to be taken by the sole incorporator of NR Holdings, Inc., a Delaware corporation (the "Corporation"), is hereby taken without a meeting:

           WHEREAS, the Corporation has not yet received any payment for any of its capital stock and the Corporation's directors have not yet been appointed or elected;

           WHEREAS, this amendment has been duly adopted in accordance with Section 241 of the Delaware General Corporation Law;

          NOW, THEREFORE, BE IT:

           RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by deleting Article Seventh and inserting the following new Article Seventh in lieu thereof:

           "SEVENTH:

           [Intentionally omitted]."

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 6th day of June 2003.

NR HOLDINGS, INC. By: Name: Mark A. Rosenbaum, Esq. Title: Sole Incorporator